Exhibit 99.1

Company Contact:

Jason Sobel

President and Chief Executive Officer

Texas Community Bancshares, Inc.

(903) 569-2602

jsobel@broadstreet.bank

TEXAS COMMUNITY BANCSHARES, INC. REPORTS UNAUDITED FINANCIAL RESULTS FOR

THREE MONTHS ENDED MARCH 31, 2024 AND 2023

MINEOLA, Texas; May 13, 2024 — Texas Community Bancshares, Inc. (“Texas Community Bancshares” or the “Company”) (NASDAQ: TCBS), the holding company for Broadstreet Bank, SSB, today reported a net loss of $2.7 million for the three months ended March 31, 2024 compared to net loss of $1.0 million for the three months ended March 31, 2023. Losses per basic and diluted shares for the three months ended March 31, 2024 were $(0.90) and $(0.89) respectively, compared to losses per basic and diluted share of $(0.33) for the three months ended March 31, 2023.

Texas Community Bancshares’ President and Chief Executive Officer (CEO) Jason Sobel, said, “The loss experienced in the first quarter was the result of deliberate actions taken as part of an ongoing strategic plan to reposition the balance sheet and improve the future performance of the Company. The reported loss was primarily the result of loans sold, and the fair value write-down on pending loan sales. All loans sold were performing loans. The average yield on loans sold was 4.5% while the fed funds target rate is 5.5% allowing for an immediate increase in yield even while redeploying the funds.”

“The sales allow us to reinvest in higher yielding loans while also improving both loan portfolio diversification and the interest rate risk position of the balance sheet. Activity thus far in the second quarter suggests positive redeployment into higher yielding more commercially focused loans. In the prior year period, first quarter 2023, investment securities were sold at a loss as part of the same ongoing strategic plan.”

“We believe we are stronger and better positioned to capitalize on opportunities with the changes that were initiated. We remain committed to executing our strategic plan while creating long-term value for our shareholders.”

Income

Net interest income increased $331,000, or 12.6%, to $3.0 million for the three months ended March 31, 2024 from $2.6 million for the three months ended March 31, 2023 due primarily to an increase in interest-earning assets of $32.4 million, or 8.3%, to $424.9 million at March 31, 2024 from $392.5 million at March 31, 2023. Net interest margin had an 11 basis point, or 4.0%, increase to 2.79% for the three months ended March 31, 2024 from 2.68% for the three months ended March 31, 2023. The increase in net interest rate spread was primarily due to repricing strategies initiated in 2023 allowing us to increase the speed of repricing interest earning assets to better align with the speed of interest bearing liabilities. The average yield on interest earning assets increased by 88 basis points, or 20.7%, compared to the average increase on interest bearing liabilities increasing by 86 basis points, or 44.5%.

Noninterest income decreased $2.4 million, or 200.0%, to a loss of $3.6 million for the three months ended March 31, 2024 from a loss of $1.2 million for the three months ended March 31, 2023, due primarily to a loss of $1.5 million, net of mortgage servicing rights, from the sale of loans, writing down a group of residential mortgage loans being held for sale to fair value by providing a valuation allowance of $2.3 million, and a loss of $283,000 associated with demolition of the previous Lindale branch building. This was partially offset by a gain on the sale of other real estate owned of $37,000. The losses of the loan sales involved the sale of a block of 54 performing loans totaling $12.4 million at a loss of $1.5 million, net of mortgage servicing rights, with another 81 loans totaling $17.0 million being marked down to a fair value of $14.7 million as part of a portfolio repositioning strategy to take advantage of repricing opportunities with the goal of increasing yield, shortening weighted average life and diversifying the loan portfolio while reducing the concentration in residential mortgages.

Noninterest expense increased $433,000, or 16.4%, to $3.1 million for the three months ended March 31, 2024 from $2.6 million for the three months ended March 31, 2023 primarily due to increases in salaries and employee benefits, occupancy and equipment, data processing, and other expenses. Salary and employee benefit expenses increased by $98,000, or 6.3%, to $1.7 million for the three months ended March 31, 2024 from $1.6 million for the three months ended March 31, 2023, due primarily to an initial $129,000 vesting expense for equity awards partially offset by reduced salary expense related to the CEO transition. Occupancy and equipment expense increased $88,000, 44.7%, primarily due to additional expenses related to a new branch in Tyler and completion of a new branch building in Lindale. Data processing increased $20,000, or 9.0%, due primarily to normal cost increases from providers. Other expenses increased $237,000, or 61.7%, primarily due to an increase of $61,000 in audit and accounting expenses related primarily to loan review, an increase in FDIC assessment expenses of $23,000 primarily due to an overall increase in the FDIC assessment rate and an increase in deposits, an increase of $20,000 in office supply expense and $17,000 in marketing expense primarily related to opening new locations, entering new markets and expenses associated with changing the Bank’s name.. The Bank had nonrecurring costs of $28,000 associated with the demolition cost of the existing building in Lindale and legal fees of $38,000.

Asset Quality

The Company had a reversal of provision for credit losses of $277,000 for the three months ended March 31, 2024, compared to a provision for credit losses of $90,000 for the three months ended March 31, 2023, resulting in a decrease of $367,000, or 407.8%, in the allowance for credit losses primarily due to the removal of $29.4 million in loans connected with the loan sale plan from the calculation.

Net chargeoffs to average outstanding loans for the three months ended March 31, 2024 were 0.01% compared to 0.00% for the three months ended March 31, 2023. Asset quality remains strong with past due loans making up 0.41% and nonaccrual loans 0.44% of the portfolio at March 31, 2024.

Shareholders’ Equity

Total shareholders’ equity decreased $2.2 million, or 4.1%, to $51.5 million at March 31, 2024 from $53.7 million at December 31, 2023. This decrease was primarily due to a net loss for the three months ended March 31, 2024 of $2.7 million resulting primarily from the loss on the sale of loans of $1.5 million, net of mortgage servicing rights, and a $2.3 million provision to mark loans held for sale to fair value. The Company also repurchased 11,000 shares of its common stock for a decrease of $154,000 and paid quarterly dividends totaling $128,000, partially offset by an increase in equity of $286,000 from vesting of the 2022 Equity Plan and an increase of $46,000 with the quarterly accrual of ESOP commitments for the three months ended March 31, 2024. A substantial portion of the equity plan expense was due to the CEO transition and benefits transferred. At March 31, 2024, Broadstreet Bank opted to use the community bank leverage ratio framework (Tier 1 capital to average assets) for regulatory capital purposes. A community bank leverage ratio of at least 9.0% is required to be considered “well capitalized” under regulatory requirements. At March 31, 2024, Broadstreet Bank’s community bank leverage ratio was 10.09%.

	March 31,	December 31
	2024	2023
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$463,780	$452,044
Cash and cash equivalents	20,989	13,060
Interest bearing deposits in banks	28,519	12,298
Securities available for sale	93,084	93,327
Securities held to maturity	24,776	26,020
Loans held for sale, at fair value	14,724	—
Loans and leases receivable, net	252,805	279,932
Premises and equipment, net	11,646	11,609
Bank owned life insurance	6,267	6,238
Foreclosed assets	558	162
Restricted investments carried at cost	4,054	3,909
Core deposit intangible	231	265
Total deposits	331,815	317,241
Advances from the Federal Home Loan Bank	76,527	76,896
Total shareholders' equity	51,471	53,689

	For the Years Ended March 31,
	2024	2023

	(In thousands)
Selected Operating Data (unaudited):
Interest income	$5,418	4,146
Interest expense	2,455	1,514
Net interest income	2,963	2,632
Provision for credit losses	(277)	90
Net interest income after provision for credit losses	3,240	2,542
Noninterest loss	(3,562)	(1,207)
Noninterest expense	3,071	2,638
Loss before income taxes	(3,393)	(1,303)
Income tax benefit	(708)	(286)
Net loss	$(2,685)	$(1,017)

About Texas Community Bancshares, Inc.

Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank, SSB (the “Bank”). Broadstreet Bank, SSB changed its name from Mineola Community Bank, SSB on December 4, 2023. It operates in Texas in Wood, Smith and Van Zandt counties with the home office being located in Mineola, Texas. During 2023, the Bank opened a loan production office in Canton, Texas. In the first quarter of 2024, the Bank opened an additional branch in Tyler, Texas and a new building for the Lindale branch bringing the Bank’s operations to seven full-service locations and one loan production office. Texas Community Bancshares is traded on the NASDAQ Capital Market Exchange under the symbol “TCBS.”

Statement About Forward-Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, general and local economic conditions; changes in market interest rates, deposit flows, demand for loans, and real estate values; competition; competitive products and pricing; the ability of the Company’s customers to make scheduled loan payments; loan delinquency rates and trends; the Company’s ability to manage the risks involved in its business; the Company’s ability to control costs and expenses; inflation, and market and monetary fluctuations; changes in federal and state legislation and regulations applicable to the Company’s business; and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.